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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 25, 2002 (November 22, 2002)

MARKWEST HYDROCARBON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11566 (Commission File Number)	84-1352233 (I.R.S. Employer Identification Number)
155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000 (Address of principal executive offices)

Registrant's telephone number, including area code: 303-290-8700

ITEM 5. OTHER EVENTS

        On November 22, 2002, MarkWest Hydrocarbon, Inc. issued the following press release:

MARKWEST ANNOUNCES SALE OF 500,000 SUBORDINATED UNITS
FOR NET PROCEEDS OF $8.1 MILLION

DENVER—November 22, 2002—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced it closed the sale of 500,000 subordinated units of MarkWest Energy Partners, L.P. (AMEX: MWE), to a private venture fund for $8.573 million. The sale price was $17.146 per subordinated unit, representing a 22 percent discount off the common unit price of MarkWest Energy over the 20 trading days prior to closing. Net proceeds after transaction costs were $8.1 million. MarkWest Hydrocarbon will recognize an after-tax gain on the sale of approximately $3.3 million, or $0.39 per share, in the fourth quarter of 2002.

The discount is attributable to the preference of the common units with respect to distributions as well as no public trading market for the subordinated units. The common units are traded on the American Stock Exchange. MarkWest Hydrocarbon granted preferential rights to conversion to the buyer: one-third of the 500,000 subordinated units sold will be converted into common units at each of the first three possible conversion dates provided for in MarkWest Energy's partnership agreement.

John Fox, MarkWest Hydrocarbon's president and chief executive officer, purchased 13,997.43 of the subordinated units.

The sale reduces MarkWest Hydrocarbon's interest in MarkWest Energy from 56 percent to 47 percent. John Fox commented, "The funds received will allow us to drill MarkWest Hydrocarbon's large inventory of high-return Canadian and U.S. natural gas prospects at a faster rate in 2003 than we otherwise would have. The sale also demonstrates the significant value of our large investment in MarkWest Energy—we retain ownership of 2,475,136 subordinated units and a 91.4 percent interest in the general partner. At a price of $17.146 per subordinated unit, the value of the subordinated units retained by MarkWest Hydrocarbon represents $4.98 per MarkWest Hydrocarbon share. The underlying business of MarkWest Energy is proceeding very well, as we noted in our recent third quarter press release."

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

  99.1
  Subordinated Unit Purchase Agreement

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST HYDROCARBON, INC. (Registrant)
Date: November 25, 2002	BY:	/s/ DONALD C. HEPPERMANN Donald C. Heppermann Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

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MARKWEST ANNOUNCES SALE OF 500,000 SUBORDINATED UNITS FOR NET PROCEEDS OF $8.1 MILLION
SIGNATURE